                                                  Registration No. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             TEXAS UTILITIES COMPANY
             (Exact name of registrant as specified in its charter)

             TEXAS                                    75-0705930
  (State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                                1601 BRYAN STREET
                              DALLAS, TEXAS  75201
                                 (214) 812-4600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


ROBERT A. WOOLDRIDGE, ESQ.    H. JARRELL GIBBS    ROBERT J. REGER, JR., ESQ.
Worsham, Forsythe, Sampels     Vice President           Reid & Priest
   & Wooldridge, L.L.P.       1601 Bryan Street      40 West 57th Street
     2001 Bryan Tower        Dallas, Texas  75201  New York, New York 10019
   Dallas, Texas  75201         (214) 812-4600          (212) 603-2000
      (214) 979-3000

  (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                              ---------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /x/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                              --------------------

                         CALCULATION OF REGISTRATION FEE

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                                                   PROPOSED             PROPOSED
                                                   MAXIMUM              MAXIMUM        AMOUNT OF
  TITLE OF EACH CLASS OF          AMOUNT TO     OFFERING PRICE         AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED     BE REGISTERED      PER UNIT+        OFFERING PRICE*      FEE
- ---------------------------------------------------------------------------------------------------
  Common Stock, without
  par value                     5,000,000 shs.     $32.625           $163,125,000      $32,625
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

+Based on the average sale price on the composite tape on October 4, 1994. *Estimated solely for the purpose of calculating the registration fee.

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT WILL BE USED AS A COMBINED PROSPECTUS IN CONNECTION WITH THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENT FILE NO. 33-55408.


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

P R O S P E C T U S

                                5,416,344 SHARES




                                  COMMON STOCK

                                WITHOUT PAR VALUE

The Common Stock is listed on the New York, Chicago and Pacific stock exchanges.

                             ----------------------

         AUTOMATIC DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

     The Automatic Dividend Reinvestment and Common Stock Purchase Plan of Texas Utilities Company, as amended (Plan), provides eligible holders of shares of the Common Stock of Texas Utilities Company (Company) with a convenient and economical method of purchasing additional shares of Common Stock without payment of any brokerage commission or service charge. Reference is made to "The Plan" for definitions of capitalized terms used herein without definition.

     Any holder of record of ten or more shares of Common Stock is eligible to become a participant in the Plan. No action is required of current participants enrolled in the Plan to continue their participation in the Plan.

     To become a participant in the Plan, an eligible holder of record of shares of Common Stock of the Company must sign and mail an Authorization Form to Texas Utilities Shareholder Services, Dividend Reinvestment Plan, P.O. Box 225249, Dallas, Texas 75222-5249. An Authorization Form may be obtained from Texas Utilities Shareholder Services (Toll-free phone number 1-800-828-0812).

     Shares of Common Stock purchased under the Plan will be either issued and outstanding shares purchased in the open market by an Independent Broker (Independent Broker) or original issue shares acquired directly from the Company. For details about the price of such shares purchased in the open market or acquired directly from the Company, see "The Plan - Share Purchases and Price".

     This Prospectus relates to the offer and sale under the Plan of 5,000,000 newly registered shares of Common Stock of the Company, as well as 416,344 shares of such Common Stock previously registered by the Company that remain unsold under the Plan. Participants are advised to retain this Prospectus for future reference.

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 7, 1994

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission (Commission) pursuant to the Securities Exchange Act of 1934 (File No. 1-3591) are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1993 (1993 10-K).

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

          (c) Current Reports on Form 8-K dated January 14, 1994, January 31, 1994 and June 20, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (1934 Act), after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO TEXAS UTILITIES SHAREHOLDER SERVICES, DIVIDEND REINVESTMENT PLAN, P.O. BOX 225249, DALLAS, TEXAS 75222-5249, TOLL-FREE TELEPHONE NUMBER (800) 828-0812.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges, where reports, proxy statements and other information concerning the Company may be inspected.


                        THE COMPANY AND ITS SUBSIDIARIES

     The Company was incorporated under the laws of the State of Texas in 1945 and has perpetual existence under the provisions of the Texas Business Corporation Act. The Company is a holding company which owns all of the outstanding common stock of Texas Utilities Electric Company (TU Electric), the principal subsidiary of the Company, Southwestern Electric Service Company (SESCO) and six other wholly-owned subsidiaries, which perform specialized functions within the Texas Utilities Company System (System Companies).

     TU Electric is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western parts of the State of Texas, with a population estimated at 5,650,000 -- about one-third of the population of Texas.

     SESCO is an electric utility engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 125,000.

     Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores, and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by TU Electric.

     Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for use at TU Electric's generating stations.

     Texas Utilities Services Inc. (TU Services) provides financial, accounting, computer, telecommunications, personnel, procurement and other administrative services at cost to the System Companies. TU Services, acting under the name of Texas Utilities Shareholder Services, is transfer agent, registrar and dividend paying agent with respect to the common stock of the Company and the preferred stock of TU Electric and is also agent for participants under the Plan.

     Texas Utilities Properties Inc. (TU Properties) owns and leases real or personal properties which it leases to System Companies.

     Basic Resources Inc. was organized for the purpose of developing natural resources, primarily energy sources, and related technology and services.

     Chaco Energy Company was organized to own and operate facilities for the acquisition, production, sale and delivery of coal and other fuels and currently leases extensive coal reserves.

     The principal executive offices of the Company are located at 1601 Bryan Street, Dallas, Texas 75201; the telephone number is (214) 812-4600.


                                 USE OF PROCEEDS

     If shares are purchased for the Plan in the open market, the Company will not receive any proceeds therefrom. The proceeds to be received by the Company from the sales of shares of original issue Common Stock, together with funds from operations and other sources, are expected to be used to make additional investments in the common stocks of its subsidiary companies in amounts and at times presently not determined, and for the acquisition or redemption of certain securities, and may also be used to meet expenditures for TU Electric's construction program and for other corporate purposes, including the repayment of short-term borrowings incurred for similar purposes and outstanding at the time of any such sale. Proceeds may be temporarily invested in short-term instruments pending their application to the foregoing purposes. The Company is unable to determine either the number of shares of Common Stock that may be issued or purchased under the Plan or the proceeds that may be received from the sale of such shares.


                                RATE PROCEEDINGS


DOCKET 11735

     In January 1993, TU Electric made applications to the Public Utility Commission of Texas (PUC) in Docket 11735 and to its municipal regulatory authorities for upward adjustments in rates for electric service throughout its service area, which would have increased annual operating revenues by approximately $760 million, or 15.3%, based upon the test year ended June 30, 1992. Such request reflected, among other things, costs associated with Unit 2 of TU Electric's Comanche Peak nuclear generating station (Comanche
Peak), costs associated with Comanche Peak Unit 1 after the end of the Docket 9300 (see below) test year, additional ad valorem taxes and certain postretirement benefit costs. In August 1993, pursuant to rules of the PUC, TU Electric placed its requested rate increase into effect, under bond and subject to refund with interest, applicable to energy sales on and after such date; however, revenues were recorded net of an estimated reserve for possible refunds.

     In October 1993, the PUC issued an order (Order) approving the terms of an agreement (Settlement Agreement) among TU Electric, the General Counsel's office of the PUC and applicable intervenors which, among other things, settled all remaining issues relating to the design, construction and cost of Comanche Peak through commencement of commercial operation of Unit 2. The Settlement Agreement provided for the disallowance in Docket 11735 of $250 million of costs relating to the completion of Comanche Peak. Pursuant to the Order, TU Electric refunded $5 million in fuel charges previously incurred in order to resolve the fuel phase of Docket 11735 under which TU Electric was seeking reconciliation of approximately $4.6 billion of fuel costs incurred during the three year period ended June 30, 1992, under the fuel rule in effect prior to May 1993. Further, in order to resolve the primary issue in another proceeding which resulted from a complaint filed against TU Electric in October 1992 by the General Counsel's office of the PUC, as a result of the Order, TU Electric agreed to write off $83 million of allowance for funds used during construction (AFUDC), which consisted of the amount subject to dispute in such proceeding and similar charges subsequently accrued. Also, under the Settlement Agreement and confirmed in the Docket 11735 final order (see below), TU Electric will recover, ratably over an eight year period, $197 million of operation and maintenance expenditures incurred by TU Electric in connection with its recent cost reduction program. However, an additional $25 million of such expenditures will not be subject to recovery and was written off by TU Electric. As a result of the Settlement Agreement, TU Electric recorded a charge against earnings in September 1993 of approximately $363 million ($265 million after tax).

     In January 1994, the PUC issued a final order in Docket 11735, which was amended by orders on rehearing dated April 20, 1994 and May 27, 1994. The amended final order provides for a total annual revenue increase of approximately $449 million, or 9.0%. TU Electric strongly disagrees with the amended final order and has appealed the outcome in a suit filed in the 200th Judicial District Court of Travis County, Texas. In May 1994, TU Electric began billing its customers at rates as approved in the amended final order. As a result of this amended final order, TU Electric has refunded the difference between the bonded rates and the rates approved in the amended final order, including interest. Such refunded amount, including interest, was approximately $237.5 million. Such refund was mitigated by a fuel cost surcharge approved by the PUC of $147.5 million in under-collected fuel costs through June 30, 1993, including interest. An appeal contesting the approval of this surcharge is pending in the suit filed in the 200th Judicial District Court.

DOCKET 9300

     In November 1991, TU Electric filed a petition in the 250th Judicial District Court of Travis County, Texas, requesting a reversal and remand of the September 1991 final order of the PUC in connection with TU Electric's rate increase request in Docket 9300. In September 1992, after a hearing, the District Court entered a judgment that affirmed a prudence disallowance of $472 million provided for in the PUC's final order with respect to Comanche Peak, reversed and remanded to the PUC for reconsideration those portions of the PUC's final order providing for additional disallowances aggregating $884 million with respect to TU Electric's reacquisitions of minority owner interests in Comanche Peak, found that the PUC erred in ordering a refund of $2.5 million with respect to certain fuel gas costs considered imprudent by the PUC, and recognized that on remand the PUC may adjust the amount of construction work in progress (CWIP) included in TU Electric's rate base. TU Electric and other parties to this suit appealed this District Court judgment to the Court of Appeals for the Third District of Texas. In June 1994, the Court of Appeals issued its decision in connection with these appeals. The Court of Appeals affirmed the prudence disallowance of $472 million, reversed and remanded the portion of the District Court's judgment that had affirmed a disallowance of $25 million relating to TU Electric's reacquisitions of the minority owner interests in Comanche Peak nuclear fuel, and affirmed the remand of the remainder of the disallowance of $884 million relating to the reacquisitions of the minority owner interests in Comanche Peak. Therefore, the Court of Appeals remanded an aggregate of $909 million of disallowances with respect to TU Electric's reacquisitions of minority owner interests in Comanche Peak to the PUC for reconsideration and ordered that such reconsideration be on the basis of a prudent investment standard. In addition, the Court of Appeals reversed the District Court's finding that the PUC erred in ordering a refund of $2.5 million with respect to certain fuel gas costs. Also, the Court of Appeals specified that, on remand, the PUC will be required to reevaluate TU Electric's CWIP requirements in light of financial necessity at the time of remand and to reconsider whether the $442 million revenue increase provided for in the PUC's final order remains the benchmark in light of changed circumstances.

     The same Court of Appeals had considered an appeal of another utility's rate case and ruled, in November 1993, that prior court rulings required that tax benefits generated by costs, including capital costs, not allowed in rates must be used to reduce rates charged to customers. In its opinion concerning TU Electric's Docket 9300 rate case, the Court of Appeals maintained that same position and, accordingly, reversed the District Court in that regard. TU Electric believes that such rulings are erroneous and not consistent with the Texas Public Utility Regulatory Act. TU Electric had contended that, according to a Private Letter Ruling issued to TU Electric by the Internal Revenue Service
(IRS) with respect to investment tax credits, such ratemaking treatment, to the extent related to property classified for tax purposes as public utility property, would result in a violation of the normalization rules contained in the Internal Revenue Code of 1986, as amended. The Court of Appeals said that it was unpersuaded that its decision conflicts with the normalization rules. Violation of the normalization rules would result in a significant adverse effect on TU Electric's results of operation and liquidity. If there are normalization violations, TU Electric will forfeit its investment tax credits which remain unamortized as of the date of the violation, plus the ability to take advantage of accelerated tax depreciation in years to which the violative order relates. This could result in payments to the IRS of $1.0 to $1.3 billion.

     TU Electric disagrees with certain portions of the decision of the Court of Appeals, including specifically its decision with respect to federal income taxes, and has sought a rehearing from the Court of Appeals and, if necessary, will appeal the decision to the Supreme Court of Texas. Other parties to this appeal have also sought a rehearing and may appeal this decision to the Supreme Court of Texas. TU Electric cannot predict the outcome of any such rehearings, appeals, or any reconsideration on remand by the PUC.

                                    THE PLAN

     The Automatic Dividend Reinvestment and Common Stock Purchase Plan of Texas Utilities Company, as amended (Plan), has been instituted for the benefit and convenience of the holders of shares of the common stock of the Company (Common Stock). Participation in the Plan is entirely optional.

PURPOSE AND ADVANTAGES

     1.  WHAT IS THE PURPOSE OF THE PLAN?

     The purpose of the Plan is to provide eligible holders of record of shares of the Common Stock with a convenient and economical method of purchasing additional shares of Common Stock by reinvesting cash dividends paid on the shares of the Common Stock and by making voluntary cash investments. As determined by the Company, the shares may be purchased in the open market by an independent broker (Independent Broker) or acquired from the Company as original issue shares of the Company's authorized Common Stock.

     2.  WHAT ARE THE ADVANTAGES OF THE PLAN?

     Participants in the Plan do not pay any commissions or service charges in connection with purchases under the Plan. Full investment of funds is possible because the Plan permits fractions of shares, as well as whole shares, to be credited to participants' accounts. In addition, participants can avoid responsibility for the safekeeping of certificates for shares credited to their accounts under the Plan and are furnished quarterly statements of account to provide simplified record keeping.

ELIGIBILITY

     3.  WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any holder of record of ten or more shares of the Common Stock may become a participant in the Plan. In order to participate in the Plan, beneficial owners of shares of the Common Stock registered in names other than their own must become holders of record of shares by having shares transferred into their names.

PARTICIPATION

     4.   WHAT STEPS MUST BE TAKEN TO PARTICIPATE IN THE PLAN?

     An eligible holder of record of shares of the Common Stock may join the Plan at any time by signing a Plan authorization form (Authorization Form) and returning it to Texas Utilities Shareholder

Services (Shareholder Services). An Authorization Form may be obtained from Shareholder Services (see Administration).

     In completing the Authorization Form, the new participant must make an election to either:

          (a) reinvest any cash dividends on shares of the Common Stock registered in his or her name and, at the discretion of the participant, make voluntary cash investments (Dividend Reinvestment and Voluntary Cash Investment); or

          (b) continue to receive cash dividends on shares of the Common Stock registered in his or her name, but at the discretion of the participant, make voluntary cash investments (Voluntary Cash Investment Only).

     Voluntary cash investments may not be less than $25 nor more than $4,000 per calendar month. Participants are under no obligation to make any voluntary cash investments.

     5. HOW DOES THE "DIVIDEND REINVESTMENT AND VOLUNTARY CASH INVESTMENT" FEATURE OF THE PLAN WORK?

     An Authorization Form marked "Dividend Reinvestment and Voluntary Cash Investment" directs Shareholder Services to apply to the purchase of additional shares of the Common Stock (i) all of the participant's cash dividends on the shares of the Common Stock registered in such participant's name or credited to such participant's account under the Plan and (ii) any voluntary cash investments received from the participant.

     Receipt of an Authorization Form by Shareholder Services on or before the record date for a quarterly cash dividend entitles the holder of shares electing dividend reinvestment to have dividends on all the shares registered in such holder's name used to acquire additional shares of the Common Stock for such holder's account. If the Authorization Form is received by Shareholder Services after such record date but before the quarterly dividend payment date (Dividend Payment Date), which is typically the first business day of January, April, July and October, such dividends will be paid in cash to such holder and reinvestment of cash dividends will not start until the next Dividend Payment Date. The record date for cash dividends on the Common Stock is approximately three to four weeks prior to the Dividend Payment Date. FOR EXAMPLE: In 1993, the record date for the July 1 dividend payment was June 8. Therefore, an Authorization Form would have to have been received by Shareholder Services on or before June 8, in order for the eligible holder of shares to participate in dividend reinvestment on July 1. If the Authorization Form was received after June 8, the July 1 dividend would have been paid in cash and the participant's reinvestment of cash dividends would have commenced with the next Dividend Payment Date of October 1.

     Any voluntary cash investments received from participants in the "Dividend Reinvestment and Voluntary Cash Investment" feature will be treated in the same manner as cash investments received under the "Voluntary Cash Investment Only" feature described below.

     6.  HOW DOES THE "VOLUNTARY CASH INVESTMENT ONLY" FEATURE OF THE PLAN WORK?

     If the "Voluntary Cash Investment ONLY" box on the Authorization Form is checked, the Company will continue to pay cash dividends to the participant on the shares of the Common Stock registered in such participant's name. Shareholder Services will apply any voluntary cash investments received from the participant to the purchase of additional shares of the Common Stock under the Plan on the next monthly investment date, which is the first business day of the month (Investment Date). Dividends on shares credited to the participant's account will be used to purchase additional shares of the Common Stock under the plan on each Dividend Payment Date.

     Voluntary cash investments should be made by check or money order payable to Texas Utilities Shareholder Services. NO INTEREST WILL BE PAID BY THE COMPANY OR SHAREHOLDER SERVICES ON AMOUNTS FORWARDED BY A HOLDER OF SHARES TO SHAREHOLDER SERVICES FOR VOLUNTARY CASH INVESTMENT AND HELD UNTIL INVESTMENT. Voluntary cash investments should be mailed in order to reach Shareholder Services just before an Investment Date. A participant may, without terminating participation in the Plan, recover any uninvested amounts held upon written request received by Shareholder Services not later than eleven business days prior to the Investment Date. The same amount of money need not be invested each calendar month and there is no obligation to make a voluntary cash investment each calendar month. Cash dividends on shares acquired with voluntary cash investments and held in the Plan are reinvested in additional shares of the Common Stock.

     7.   HOW IS A VOLUNTARY CASH INVESTMENT MADE?

     A voluntary cash investment may be made by a participant when joining the Plan by enclosing a check with the Authorization Form. Thereafter, a voluntary cash investment should be accompanied by the form provided with the participant's statement of account or should include the participant's account number or social security number.

     8.   HOW MAY A PARTICIPANT CHANGE HIS OR HER ELECTION OPTION UNDER THE
          PLAN?

     A participant may change election options by signing a new Authorization Form and returning it to Shareholder Services, or by written request. Any instruction from a participant directing such a change must be received by Shareholder Services on or before the record date in order to be effective on the next Dividend Payment Date.

SHARE PURCHASES AND PRICE

     9.   WHAT IS THE SOURCE OF SHARES ACQUIRED UNDER THE PLAN?

     Shares of Common Stock acquired under the Plan are either purchased in the open market by an Independent Broker on behalf of the Plan or acquired from the Company as original issue shares as determined by the Company. The shares are registered with the Securities and Exchange Commission prior to offer and sale.

     10.  HOW MANY SHARES ARE PURCHASED UNDER THE PLAN?

     The number of shares to be purchased for each participant depends upon the amount of cash dividends reinvested and/or voluntary cash investments and the purchase price of the Common Stock. (See Foreign Holders of Shares for certain restrictions on reinvestment of cash dividends applicable to residents of a foreign country.) Each participant's account is credited with that number of shares, including fractional shares computed to three decimal places, equal to the total cash amount to be invested divided by the purchase price per share.

     11. WHAT WILL BE THE PRICE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

     (a) OPEN MARKET PURCHASES.    Shares of the Common Stock purchased in the
open market will be acquired for the Plan by an Independent Broker. The price of such shares will be the weighted average price (excluding any related brokerage fees, commissions or other service charges) paid for all shares acquired by the Independent Broker during the investment period in which the open market purchases are made. Each investment period shall be the eleven business days ending on an Investment Date and/or Dividend Payment Date.

     With respect to any open market purchases made under the Plan, subject to any limitations imposed by federal or state securities laws, the Independent Broker will have full discretion as to all matters relating to purchases, including determination of the number of shares, if any, to be purchased on any day in an investment period, the time of day, the price paid for such shares, the markets on which such shares are to be purchased (including on any securities exchange or in the over-the-counter market) and the persons (including brokers or dealers) from or through whom such purchases are made.

     (b) ORIGINAL ISSUE SHARES ACQUIRED FROM THE COMPANY.    The price of shares
to be acquired from the Company is the average of the daily averages of the high and low sales prices for the Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association for the period of ten consecutive New York Stock Exchange trading days ending with the Investment Date and/or Dividend Payment Date. If the New York Stock Exchange is closed on an Investment Date and/or Dividend Payment Date, the reported prices for the ten consecutive trading days immediately preceding the Investment Date and/or Dividend Payment Date are used for determining the purchase price of the shares.

EXPENSES

     12. ARE THERE ANY FEES OR CHARGES TO A PARTICIPANT IN CONNECTION WITH PURCHASES OR SALES UNDER THE PLAN?

     Eligible holders of shares of the Common Stock can participate in the Plan without paying brokerage commissions for share purchases or the administrative costs of the Plan. However, a participant does pay any applicable brokerage commissions and transfer taxes in connection with sales of such participant's Plan shares (see Termination of Participation).

ADMINISTRATION

     13.  WHO ADMINISTERS THE PLAN?

     Shareholder Services administers the Plan, keeps records, sends quarterly statements of account to participants and performs other duties relating to the Plan.

- --------------------------------------------------------------------------------
     All notices, inquiries and requests concerning the Plan, EXCEPT for voluntary cash investments, should be mailed to:

                      TEXAS UTILITIES SHAREHOLDER SERVICES
                                P. O. BOX 225249
                              DALLAS, TX 75222-5249

     Voluntary cash investments should be mailed to:

                      TEXAS UTILITIES SHAREHOLDER SERVICES
                                P. O. BOX 650459
                              DALLAS, TX 75265-0459

     Please include your shareholder account number, social security number and daytime telephone number on all correspondence, checks or money orders. Persons who wish to communicate by telephone with Shareholder Services concerning the Plan may do so by calling either of the following numbers:

                           TOLL-FREE    (800) 828-0812
                           LOCAL       (214) 742-4000

 THE FOLLOWING INFORMATION IS AVAILABLE THROUGH THE AUTOMATED TELEPHONE SYSTEM.

General transfer instructions as well as information regarding lost certificates

               Information about the Plan, which includes:
                    -    How the Plan works
                    -    Voluntary cash investment acceptance periods
                    - Information regarding withdrawals from the Plan as well as requests for duplicate Plan statements

               Information about an individual account, which includes:
                    - Account balance information including the number of shares of the Common Stock held in the account and the aggregate of voluntary cash investments not yet invested.
                    -    Year-to-date reportable income amounts
                    -    Requests for duplicate 1099DIV's

               Dividend payment and record date information

               The option of speaking to a Shareholder Account Representative

- --------------------------------------------------------------------------------

     NEITHER TEXAS UTILITIES COMPANY NOR TEXAS UTILITIES SHAREHOLDER SERVICES CAN ASSURE A PARTICIPANT OF A PROFIT OR PROTECT A PARTICIPANT AGAINST A LOSS ON THE SHARES PURCHASED UNDER THE PLAN.

REPORTS TO PARTICIPANTS

     14.  WHAT KIND OF REPORTS WILL BE SENT TO THE PARTICIPANTS IN THE PLAN?

     Each participant in the Plan will receive a quarterly statement of account. Quarterly statements are the participant's record of the cost of such participant's purchases, withdrawals, and shares certificated during the calendar year and should be retained for tax purposes. In addition, participants receive a prospectus relating to the Plan as well as copies of all reports sent to the holders of shares of the Common Stock. (See Federal Income Tax.)

CERTIFICATES FOR SHARES

     15. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES OF COMMON STOCK UNDER THE PLAN?

     Certificates for shares of the Common Stock purchased on behalf of participants in the Plan and credited to their accounts under the Plan are issued in the name of Shareholder Services, or its nominee, and are held by Shareholder Services for the benefit of the participants. The number of shares credited to a participant's account under the Plan is shown on the participant's quarterly statement of account.

     Certificates for any number of whole shares of the Common Stock credited to a participant's account under the Plan are issued upon the written request of such participant, and the shares so issued are thereupon withdrawn from the participant's account. The request should be mailed to Shareholder Services at the address set forth herein under Administration. Any remaining whole shares, and any fraction of a share, will continue to be held in the participant's account (see Termination of Participation). Certificates for fractions of shares will not be issued under any circumstances. Future dividends on the shares issued to, and retained under the Plan by, participants will continue to be reinvested.

     Shares of the Common Stock credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for the shares be issued in such participant's name.

     Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for whole shares are similarly registered when issued to participants.

TERMINATION OF PARTICIPATION

     16.  WHEN AND HOW MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

     A participant may at any time terminate his or her participation in the Plan by notifying Shareholder Services in writing at the address set forth herein under Administration.

     When a participant terminates participation in the Plan, or the Company terminates the Plan, certificates for whole shares of the Common Stock credited to the participant's account under the Plan are issued and a cash payment is made for any fraction of a share. If the request to terminate is received by Shareholder Services prior to the record date for a quarterly Common Stock cash dividend, such dividend and all subsequent dividends are paid to the record holder of shares in cash.

     If any notice of termination is received by Shareholder Services on or after the record date and before the Dividend Payment Date for quarterly Common Stock cash dividends, Shareholder Services, in its sole discretion, may either pay such dividends in cash or reinvest them on behalf of the terminating participant. Generally, Shareholder Services is able to pay such dividends in cash if such notice of termination is received by Shareholder Services five or more business days prior to the Dividend Payment Date.

     Any voluntary cash investments which have been sent to Shareholder Services prior to the request to terminate will be invested under the Plan unless the request for termination is received at least eleven business days prior to the investment date.

     All subsequent dividends, if any, will be paid to the former participant in cash unless such participant re-enrolls in the Plan. A holder of record of ten or more shares of Common Stock may re-enroll in the Plan at any time (see Participation).

DISPOSITION OF SHARES

     17.  HOW CAN A PARTICIPANT SELL SHARES OF COMMON STOCK UNDER THE PLAN?

     Whether or not a participant terminates participation in the Plan, such participant may request Shareholder Services to sell the shares of the Common Stock held for the participant's account under the Plan. Shareholder Services will sell the shares of the Common Stock as soon as practical after receipt of the participant's request and will remit the proceeds thereof after deducting brokerage commissions and any transfer taxes.

     If a participant sells or transfers all shares of the Common Stock registered in such participant's name (shares not held in such participant's account under the Plan), Shareholder Services will continue to reinvest the cash dividends on the shares credited to the participant's account under the Plan until notice in writing is received by Shareholder Services, at the address set forth herein under Administration, that such participant wishes to terminate participation in the Plan.

OTHER STOCK TRANSACTIONS

     18. IF THE COMPANY HAS A STOCK DIVIDEND OR STOCK SPLIT, HOW IS THE COMMON STOCK HELD UNDER THE PLAN AFFECTED?

     Any stock dividends or stock splits distributed on shares of the Common Stock held in the participant's account under the Plan will be added to such participant's account. Stock dividends or stock splits distributed on shares of the Common Stock registered in the name of the participant will be mailed directly to the participant in the same manner as to holders of shares who are not participating in the Plan.

     19. IF THE COMPANY SELLS ADDITIONAL SHARES OF COMMON STOCK THROUGH A RIGHTS OFFERING, HOW WILL THE PARTICIPANT'S ENTITLEMENT BE COMPUTED?

     In a rights offering, warrants representing rights on all shares of the Common Stock held of record by each participant, and also those whole shares credited to the participant's account under the Plan, will be mailed directly to the participant in the same manner as to holders of shares who are not participating in the Plan.

VOTING OF SHARES

     20. HOW WILL A PARTICIPANT'S SHARES OF COMMON STOCK BE VOTED AT MEETINGS OF SHAREHOLDERS OF THE COMPANY?

     Each participant in the Plan receives a proxy form indicating the total number of whole shares of the Common Stock held by the participant, including shares of record registered in the participant's name and whole shares credited to the participant's account under the Plan, and the participant is entitled to vote all such shares at any meeting of the shareholders of the Company.

RESPONSIBILITY OF COMPANY, THE INDEPENDENT BROKER AND SHAREHOLDER SERVICES

     21. WHAT ARE THE LIMITATIONS OF LIABILITY OF THE COMPANY, THE INDEPENDENT BROKER AND SHAREHOLDER SERVICES FOR THEIR ACTS OR OMISSIONS UNDER THE PLAN?

     In administering the Plan, none of the Company, the Independent Broker or Shareholder Services will be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant's account upon the participant's death, prior to receipt of notice in writing of such death. Participants should recognize that none of the Company, the Independent Broker or Shareholder Services can assure a participant of a profit, or protect a participant against a loss, on the shares of the Common Stock of the Company purchased under the Plan. Participation in the Plan is at the sole discretion, risk and responsibility of each participant.

FOREIGN HOLDERS OF SHARES

     22.  WHAT PROVISIONS ARE MADE FOR FOREIGN SHAREHOLDERS?

     In the case of a foreign holder of shares who is participating in the Plan and whose dividends are subject to United States income tax withholding, Shareholder Services applies to the purchase of the shares of the Common Stock an amount equal to the net cash dividend after the deduction of taxes withheld. Voluntary cash investments received from foreign holders of shares of the Common Stock must be in United States dollars.

MODIFICATION OR TERMINATION

     23. TO WHAT EXTENT MAY THE PLAN BE MODIFIED, SUSPENDED OR TERMINATED BY THE COMPANY?

     The Company, by a majority vote of its Board of Directors at a duly held meeting, reserves the right to suspend, modify, amend or terminate the Plan at any time. Notice of any such suspension, modification, amendment or termination will be mailed to all participants.

     The Company may elect not to offer or sell its Common Stock under the Plan to participants residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws make such offer or sale there impracticable or inadvisable.


                               FEDERAL INCOME TAX

     The Federal income tax consequences to a participant are currently as follows:

     With respect to reinvested cash dividends used to purchase shares in the open market, a participant will be treated for Federal income tax purposes as having received on the Dividend Payment Date a dividend in an amount equal to the cash reinvested plus brokerage fees, commissions or other service charges paid by the Company to obtain the shares. The tax basis of the shares so purchased will be equal to the amount of such dividend distribution, including those charges paid by the Company.

     With respect to reinvested cash dividends used to purchase authorized but unissued shares of Common Stock directly from the Company, a participant will be treated for Federal income tax purposes as having received on the Dividend Payment Date a dividend in an amount equal to the fair market value on such date of the full number of shares and any fractional share purchased with reinvested dividends. The tax basis of the shares so purchased will be equal to the fair market value of such shares on the Dividend Payment Date.

     A participant who purchases shares with optional cash payments will recognize no taxable income upon such purchases except to the extent of brokerage fees, commissions or other service charges paid by the Company to obtain the shares. The tax basis of shares purchased in this manner will be the amount of the voluntary cash investment plus those charges paid by the Company.

     A quarterly statement of account will be furnished to each participant which shows the price per share to be used in determining the tax basis of the shares purchased with reinvested dividends and/or voluntary cash investment. Such statement will also show all transactions in the participant's account during the year. The Form 1099-DIV mailed to each participant at year-end includes the sum of the dividend income realized by the participant during the year attributable to the purchase of shares of Common Stock through reinvestment of dividends and voluntary cash investments. Such sum may differ from the total of the reinvested dividends. (See The Plan -- Share Purchases and Price). A Form 1099-B will be furnished to the Participant for any shares sold through the Plan.

     A participant does not realize any taxable income when such participant receives certificates for whole shares of the Common Stock credited to such participant's account under the Plan, either upon request for certificates for certain of these shares, or upon termination of such participant's participation or termination of the Plan by the Company. However, gain or loss will be realized by the participant when whole shares are sold, either pursuant to the participant's request to sell shares held in the Plan when such participant terminates participation in the Plan or by such participant after such termination. In addition, a participant who receives, upon termination of participation or termination of the Plan by the Company, a cash adjustment for a fraction of a share credited to such participant's account will realize a gain or loss with respect to such fraction. The amount of any such gain or loss would be the difference between the amount which the participant receives for such participant's shares or fraction of a share and the tax basis therefor.

     For other tax consequences of participation in the Plan, including state and local income taxation, participants should consult their tax advisor.

     The above Federal Income Tax discussion is based on Federal income tax law as in effect as of the date hereof. Participants should consult their tax advisors with respect to the impact of any future legislative proposals or legislation enacted after the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of Common Stock, without par value, of which 225,841,037 shares were outstanding at August 31, 1994, and serial preference stock, par value $25 per share, none of which has been issued. The following statements with respect to such capital stock of the Company are a summary of certain rights and privileges attaching to the stock under the laws of the State of Texas and the Restated Articles of Incorporation and the Bylaws of the Company, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to such laws, the Restated Articles of Incorporation and the Bylaws of the Company, as amended, for complete statements.

     Each holder of shares of the Common Stock is entitled to one vote for each share of Common Stock held on all questions submitted to holders of shares and to cumulative voting at all elections of directors. The Common Stock has no preemptive or conversion rights. Upon issuance and sale of the shares offered hereby, such shares will be fully paid and nonassessable.

     The holders of the shares of the preference stock are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of shares of the preference stock are entitled to vote for the election of one-third of the Board of Directors or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board of Directors shall have been elected by the holders of the shares of the preference stock. The Company must also secure the approval of the holders of two-thirds of the outstanding shares of the preference stock prior to effecting various changes in its capital structure.

     After the payment of full preferential dividends on the shares of any outstanding preference stock, holders of shares of the Common Stock are entitled to dividends when and as declared by the Board of Directors. After payment to the holders of shares of any outstanding preference stock of the preferential amounts to which they are entitled, the remaining assets to be distributed, if any, upon any dissolution or liquidation shall be distributed to the holders of shares of the Common Stock. Each share of the Common Stock is equal to every other share of the Common Stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation. (Reference is made to Note 3 to Financial Statements contained in the 1993 10-K.)

     The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges. Application is being made for the listing on such exchanges of the additional shares offered hereby.

     The transfer agent for the Common Stock is TU Services, Dallas, Texas.

                              EXPERTS AND LEGALITY

     The financial statements and financial statement schedules included in the Annual Reports of the Company on Form 10-K, incorporated by reference, have been or will have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in any such Annual Report of the Company on Form 10-K, and have been or will have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     With respect to any unaudited interim financial information included in the Company's Quarterly Reports on Form 10-Q that are or will be incorporated herein by reference, Deloitte & Touche LLP applies limited procedures in accordance with professional standards for reviews of such information. As stated in any of their reports that are included in the Company's Quarterly Reports on Form 10-Q that are or will be incorporated herein by reference, they did not audit or will not have audited and they did not express or will not have expressed an opinion on such interim financial information. Accordingly, the degree of reliance on any of their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte &
Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (Act), for any of their reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement filed under the Act with respect to the Common Stock offered hereby, that were prepared or certified by an accountant within the meaning of Sections 7 and 11 of such Act.

     The statements made as to matters of law and legal conclusions in this Prospectus under Description of Capital Stock and in any of the Company's Annual Reports on Form 10-K under Part I, Item 1 -- Business-Regulation and Rates, and Environmental Matters, incorporated herein by reference, have been or will have been reviewed by Worsham, Forsythe, Sampels & Wooldridge, L.L.P., Dallas, Texas, General Counsel for the Company. All of such statements are set forth, or have been or will have been incorporated by reference, herein in reliance upon the opinion of that firm given upon their authority as experts. At July 31, 1994, members of the firm of Worsham, Forsythe, Sampels & Wooldridge, L.L.P., owned approximately 50,500 shares of the Common Stock of the Company.

     The statements of law and legal conclusions under the caption Federal Income Tax have been reviewed by Reid & Priest, New York, New York, of counsel to the Company, and such statements are made upon their authority as experts.


                                -----------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES

TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

TEXAS UTILITIES COMPANY
1601 BRYAN STREET
DALLAS, TEXAS 75201

   [LOGO]

AGENT FOR PARTICIPANTS
Texas Utilities Shareholder Services
Dividend Reinvestment Plan
P.O. Box 225249
Dallas, Texas 75222-5249
(800) 828-0812

- -------------------------------------------
         PROSPECTUS         OCTOBER 7, 1994
- -------------------------------------------

                           5,416,344 SHARES
                               COMMON STOCK
                          WITHOUT PAR VALUE

                    TEXAS UTILITIES COMPANY

                         AUTOMATIC DIVIDEND
                           REINVESTMENT AND
                               COMMON STOCK
                              PURCHASE PLAN

CONTENTS OF PROSPECTUS

Documents Incorporated by Reference........................    2
Available Information......................................    3
The Company and its Subsidiaries...........................    3
Use of Proceeds............................................    4
Rate Proceedings...........................................    4
The Plan...................................................    7
Federal Income Tax.........................................   15
Description of Capital Stock...............................   17
Experts and Legality.......................................   18

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Filing fee -- Securities and Exchange Commission. . . .$   32,625
     Fees of counsel:
        Reid & Priest. . . . . . . . . . . . . . . . . . . .    15,000
        Worsham, Forsythe, Sampels & Wooldridge, L.L.P.. . .    15,000
     Auditors' fees. . . . . . . . . . . . . . . . . . . . .     7,500
     Printing, including registration statement, prospectus,
       exhibits, etc.. . . . . . . . . . . . . . . . . . . .    20,000
     Miscellaneous expenses. . . . . . . . . . . . . . . . .     9,875
                                                            ----------
        Total expenses (estimated) . . . . . . . . . . . . .$  100,000
                                                            ----------
                                                            ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article IX of the Restated Articles of Incorporation of the Company provides as follows:

          "The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

          "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

          "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this
     Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

          Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

          Article X of the Restated Articles of Incorporation of the Company provides as follows:

          "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

               (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

               (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

               (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

               (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

     If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

     Section 21 of the Company's bylaws provides as follows:

          "Section 21. INSURANCE, INDEMNIFICATION AND OTHER ARRANGEMENTS. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 21 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

          The Company has entered into agreements with its officers and directors which provide, among other things, for their indemnification by the Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee. The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain other liabilities and expenses.


ITEM 16.  EXHIBITS.

                     PREVIOUSLY FILED*
             ---------------------------------
                   WITH FILE      AS
    EXHIBIT         NUMBER      EXHIBIT
    -------         ------      -------

     4(a)          33-48880      4(a) --  Restated Articles of Incorporation of
                                          Texas Utilities Company.

     4(b)          33-48880      4(b) --  Bylaws, as amended, of Texas Utilities
                                          Company.

     5(a)and 8                        --  Opinion of Reid & Priest.

     5(b)                             --  Opinion of Worsham, Forsythe, Sampels
                                          & Wooldridge, L.L.P.

     15                               --  Letter of Deloitte & Touche LLP as to
                                          unaudited interim financial
                                          information.

     23(a)                            --  Independent Auditors' Consent.

     23(b)                            --  Consents of Reid & Priest and Worsham,
                                          Forsythe, Sampels & Wooldridge, L.L.P.
                                          are contained in Exhibits 5(a) and 8,
                                          and 5(b), respectively.

     24                               --  Power of Attorney (see Page II-5).

- -----------------------
*Incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

          (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     EACH DIRECTOR AND/OR OFFICER OF THE REGISTRANT WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS THE AGENTS FOR SERVICE NAMED IN THIS REGISTRATION STATEMENT, AND EACH OF THEM SEVERALLY, AS HIS/HER ATTORNEY-IN-FACT TO SIGN IN HIS/HER NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW, AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT, AND THE REGISTRANT HEREBY ALSO APPOINTS EACH SUCH AGENT FOR SERVICE AS ITS ATTORNEY-IN-FACT WITH LIKE AUTHORITY TO SIGN AND FILE ANY SUCH AMENDMENTS IN ITS NAME AND BEHALF.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, AND STATE OF TEXAS, ON THE 6TH DAY OF OCTOBER, 1994.


                                      TEXAS UTILITIES COMPANY

                                      BY        /S/ J.S. FARRINGTON
                                        ----------------------------------------
                                        (J.S. FARRINGTON, CHAIRMAN OF THE BOARD
                                                  AND CHIEF EXECUTIVE)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                          SIGNATURE                                 TITLE                       DATE
                          ---------                                 -----                       ----
  /S/               J.S. FARRINGTON                          PRINCIPAL EXECUTIVE
- -----------------------------------------------------------    OFFICER AND DIRECTOR
(J.S. FARRINGTON, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE)

  /S/                   ERLE NYE                             PRESIDENT
- -----------------------------------------------------------    AND DIRECTOR
                 (ERLE NYE, PRESIDENT)

  /S/               H. JARRELL GIBBS                         PRINCIPAL FINANCIAL
- -----------------------------------------------------------    OFFICER
           (H. JARRELL GIBBS, VICE PRESIDENT)

  /S/                 H. DAN FARELL                          PRINCIPAL ACCOUNTING
- -----------------------------------------------------------    OFFICER
                (H. DAN FARELL, CONTROLLER)

  /S/                 JACK W. EVANS                          DIRECTOR
- -----------------------------------------------------------
                     (JACK W. EVANS)
                                                                                          OCTOBER 6, 1994
  /S/              BAYARD H. FRIEDMAN                        DIRECTOR
- -----------------------------------------------------------
                  (BAYARD H. FRIEDMAN)

  /S/              WILLIAM M. GRIFFIN                        DIRECTOR
- -----------------------------------------------------------
                  (WILLIAM M. GRIFFIN)

  /S/                KERNEY LADAY                            DIRECTOR
- -----------------------------------------------------------
                    (KERNEY LADAY)

  /S/              MARGARET N. MAXEY                         DIRECTOR
- -----------------------------------------------------------
                  (MARGARET N. MAXEY)

  /S/             JAMES A. MIDDLETON                         DIRECTOR
- -----------------------------------------------------------
                 (JAMES A. MIDDLETON)

  /S/              CHARLES R. PERRY                          DIRECTOR
- -----------------------------------------------------------
                  (CHARLES R. PERRY)

                                                             DIRECTOR
- -----------------------------------------------------------
               (HERBERT H. RICHARDSON)

                                INDEX TO EXHIBITS

                PREVIOUSLY FILED*
                -----------------
               WITH                                                                              SEQUENTIALLY
               FILE          AS                                                                    NUMBERED
EXHIBIT       NUMBER       EXHIBIT                                                                   PAGE
- -------       ------       -------                                                               ------------
4(a)          33-48880     4(a)     - Restated Articles of Incorporation
                                      of Texas Utilities Company.

4(b)          33-48880     4(b)     - Bylaws, as amended, of Texas Utilities
                                      Company.

5(a)and 8                           - Opinion of Reid & Priest.

5(b)                                - Opinion of Worsham, Forsythe, Sampels &
                                      Wooldridge, L.L.P.

15                                  - Letter of Deloitte & Touche LLP as to unaudited
                                      interim financial information.

23(a)                               - Independent Auditors' Consent.

23(b)                               - Consents of Reid & Priest and Worsham, Forsythe,
                                      Sampels & Wooldridge, L.L.P. are contained in Exhibits
                                      5(a) and 8, and 5(b), respectively.

24                                  - Power of Attorney (see Page II-5).

- -----------------
*Incorporated herein by reference.